EXHIBIT 5.1




THE LAW OFFICE OF FARBER & KLEIN
a Partnership of Professional Associations
23123 STATE ROAD 7
Suite 350B
Boca Raton, FL 33428
Phone: 561-470-9010
Facsimile: 561-470-9078

July 12, 2001

ANGELCITI MULTIMEDIA, INC.

Attn: Lawrence Hartman, CEO
1680 N. Vine Street, Suite 904
Hollywood, CA 90028

RE: SEC Registration Statement on Form SB-2

Dear Sir:

This firm (the "Firm") has been engaged as counsel for AngelCiti Multimedia, Inc., a Nevada corporation (the "Company"), in connection with the proposed offering under the Securities Act of 1933, as amended (the "Act"), of up to 7,500,000 shares of its common stock (the "Shares") by a filing of a Registration Statement under Form SB-2 to which this opinion is a part (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission"). In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies of the following:

1. Articles of Incorporation of the Company, and any amendments, as filed with the Secretary of State of Nevada;

2. By Laws of the Company

3. Written Consent or Minutes of a Meeting of the Board of Directors on or about November 5, 2000 authorizing the registration of said shares on Form SB-2 and certain other matters;

4 The Company's Registration Statement on Form SB-2 and exhibits thereto as filed with the Commission and amendments 1 and 2 thereof.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photostatic copies, and the authenticity of the originals of such copies and the truth of all information supplied us. We have not independently investigated or verified any matter, assumption, or representation.



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Based upon the foregoing and in reliance thereof, we are of the opinion that:

         (a) As of even date, the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Nevada.

         (b) The Company is authorized to have outstanding 60,000,000 shares of its common stock. Of such shares, as of March 31, 2001, 56,623,800 shares were outstanding, all of which shares were validly authorized, legally issued, fully paid for and non-assessable.

         (c) When the Registration Statement shall have become effective and the newly issued shares of common stock have been sold, all of such shares will have been duly authorized and will, upon payment therefor and delivery thereof be duly and validly issued and fully paid and non- assessable. All corporate action required to be taken by the Company for registration and authorization of the shares has been validly and sufficiently taken, subject to compliance with applicable securities laws.

         This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares (such transactions are required to be included in either a new registration Statement or a Post Effective Amendment to the Registration Statement including updated opinions).

         We consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form SB-2. This opinion is based upon our assumptions as to application of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters, which may come to our attention hereafter.

Sincerely yours,


/S/ ANDREW FARBER


ANDREW FARBER
FOR THE FIRM